Exhibit 99.1

August 5, 2011	TSX: SVB, AMEX: SVBL

SILVER BULL APPOINTS A NEW VICE PRESIDENT OF EXPLORATION AND CHIEF GEOLOGIST

Vancouver, British Columbia – Silver Bull Resources, Inc. (TSX: SVB, AMEX: SVBL) (“Silver Bull”) is pleased to announce the appointment of Jason Cunliffe to the role of Vice President of Exploration, and Martin King to the role of Chief Geologist.

Mr. Cunliffe moves from the Chief Geologist role he previously held at Silver Bull to the role of Vice President of Exploration.  Mr. Cunliffe has held a number of senior management positions including; the South American Exploration Manager for Hochschild Mining plc and Underworld Resources and senior geologist positions with IAMGOLD and brings over 16 years of experience working throughout South and Central America. Mr. Cunliffe is a Professional Geologist, has a master’s degree in Geology from Leicester University in the United Kingdom and is fluent in English and Spanish.

Mr. King, who has been involved as a consultant with the Sierra Mojada project since March 2010, takes up the role of Chief Geologist for Silver Bull. Mr. King brings over 24 years working as a geologist to the project as well as considerable experience working in carbonate hosted mineral deposits. He was part of the team led by Murray Hitzman, a director of Silver Bull, which defined the Lisheen zinc deposit in Ireland, and has previously worked in Mexico, Canada, Australian, Peru, Suriname, and Yemen exploring for gold, silver, lead, and zinc. Mr. King is a Professional Geologist, is a graduate of the National University of Ireland and is fluent in English and Spanish.

On behalf of the Board of Directors

“Tim Barry”

Tim Barry, MAusIMM
Chief Executive Officer, President and Director

INVESTOR RELATIONS CONTACT INFO:
info@silverbullresources.com

Cautionary note regarding forward looking statements

This news release contains forward-looking statements regarding future events and Silver Bull’s future results that are subject to the safe harbours created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts, and projections about Silver Bull’s exploration projects, the industry in which Silver Bull operates and the beliefs and assumptions of Silver Bull’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions, are intended to identify such forward-looking statements. In addition, any statements that refer to projections of Silver Bull’s exploration activities and future financial performance, Silver Bull’s anticipated growth and potential in its business and other characterizations of future events or circumstances are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as the volatility and level of commodity prices, currency exchange rate fluctuations, uncertainties in cash flow, expected acquisition benefits, exploration mining and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, and other matters discussed under the caption “Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended October 31, 2010 and subsequent periodic reports, many of which are beyond our control. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.